July 31, 2000

GP Strategies Corporation
General Physics Canada, Ltd.
9 West 57th Street

Suite 4170
New York, New York  10019

Ladies and Gentlemen:

         Reference is made to (i) the Credit Agreement dated as of June 15, 1998 and amended as of July 21, 1998, December 31, 1998, May 7, 1999 and December 17, 1999, by and among GP Strategies Corporation, General Physics Canada Ltd., the Lenders party thereto and Fleet Bank, National Association, as Agent, Issuing Bank and Arranger (as so amended, the "Existing Credit Agreement"), (ii) a commitment letter dated April 12, 2000 among the parties to the Existing Credit Agreement (the "Prior Commitment Letter") and (iii) a letter from the Agent to you dated June 13, 2000 (the "Supplemental Letter"). Capitalized terms appearing herein and in the term sheet attached hereto as Exhibit A (the "Term Sheet") and not otherwise defined herein or in the Term Sheet are used as defined in the Existing Credit Agreement.

         Pursuant to the Prior Commitment Letter, you, the Agent and the Lenders agreed to amend the Existing Credit Agreement to restructure the credit facility contemplated thereby on the terms and conditions set forth in the Prior Commitment Letter. However, subsequent to the execution of the Prior Commitment Letter you advised the Agent and the Lenders that you desired certain changes thereto. The Agent and the Lenders are agreeable to certain changes, but solely to the extent they are set forth in this amended and restated commitment letter (this "Amended Commitment Letter"). Consequently, this Amended Commitment Letter and the Term Sheet amends, restates and replaces in its entirety the Prior Commitment Letter, the term sheet attached to the Prior Commitment Letter and the Supplemental Letter and in connection herewith (i) the Prior Commitment Letter, the term sheet attached thereto and the Supplemental Letter are each hereby terminated and of no further force or effect and (ii) the Agent and the Lenders are pleased to advise you of their commitment to enter into an Amended and Restated Credit Agreement on the terms and conditions set forth below and in the Term Sheet.

         You agree to provide Fleet and the other Lenders, promptly upon request, with all information reasonably deemed necessary by them to complete successfully the Amended and Restated Credit Agreement.

         You represent and warrant and covenant that (i) all information which has been or is hereafter made available to the Agent and/or the Lenders by you or any of your representatives in connection with the transactions contemplated hereby is and will be complete and correct in all material respects with respect to the matters such information purports to cover and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements have been or will be made and (ii) all financial projections that have been or are hereafter prepared by you and made available to the Agent and/or the Lenders or any other participants in the credit facilities contemplated by the Amended and Restated Credit Agreement have been or will be prepared in good faith based upon reasonable assumptions.

         The terms and conditions of this commitment and undertaking may be modified only by an agreement in writing signed by the Borrowers, the Required Lenders and the Agent. Those matters that are not covered or made clear herein or in the attached Term Sheet are subject to mutual agreement of the parties. In addition, this commitment and undertaking is subject to: (a) the preparation, execution and delivery of mutually acceptable loan documentation, including an Amended and Restated Credit Agreement incorporating substantially the terms and conditions outlined herein and in the Term Sheet (A) on or before August 31, 2000 with respect to the Amended and Restated Credit Agreement, (B) promptly upon the Borrowers' acceptance of this Amended Commitment Letter with respect to the collateral set forth in subparagraph (ii) of the penultimate paragraph of this Amended Commitment Letter and (C) on or before September 15, 2000 with respect to all other loan documentation, (b) the accuracy and completeness of all written representations that you make to us and all information that you furnish to us in connection with this commitment and undertaking (in the case of projections, limited to the most recent projections delivered to the Agent prior to the date hereof) and your compliance with the terms of this Amended Commitment Letter, (c) no development or change occurring after the date hereof, and no information becoming known after the date hereof, that (i) results in or could reasonably be expected to result in a material change in, or material deviation from, the information previously delivered by you or could reasonably be expected to be materially adverse to you or any of your subsidiaries or to the Agent or the Lenders or (ii) has had or could reasonably be expected to have a material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of Strategies and Physics and their respective subsidiaries, each taken as a whole and (d) no Event of Default occurring under the Existing Credit Agreement (but only after giving effect to the amendments thereto that are contemplated by this Amended Commitment Letter and Term Sheet, including, specifically, the amendments to the financial covenants that are provided under "Financial Covenants" in the Term Sheet). If the foregoing conditions are not satisfied to the satisfaction of the Agent, neither this Amended Commitment Letter nor the Term Sheet shall be enforceable against the Lenders, the Agent or the Issuing Bank.

         The costs and expenses of the Agent (including, without limitation, the reasonable fees and expenses of its counsel and other reasonable out-of-pocket expenses) in connection with the preparation, execution and delivery of this letter and the definitive financing agreements shall be for your account. You further agree to indemnify and hold harmless the Agent, the Issuing Bank and each Lender and each director, officer, employee and affiliate or control person thereof (each an "indemnified person") from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted against or involve the Agent, the Issuing Bank, any Lender or any such indemnified person as a result of or arising out of or in any way related to or resulting from this letter or any extension of credit, and, upon demand, to pay and reimburse the Agent, the Issuing Bank, each Lender and each indemnified person for any legal or other out-of-pocket expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not the Agent, the Issuing Bank, any Lender or any such person is a party to any action or proceeding out of which any such expenses arise); provided, however, that you shall have no obligation to indemnify any indemnified person against any loss, claim, damage, expense or liability which resulted solely from the gross negligence or willful misconduct of such indemnified person. Neither the Agent, the Issuing Bank, any Lender nor any of their affiliates shall be responsible or liable to you for any other person or any damages which may be alleged as a result of this letter.

         By executing this letter, you acknowledge that this letter is the only agreement among you, the Agent, the Issuing Bank and Lenders with respect to the amended credit facilities and sets forth the entire understanding of the parties with respect thereto. Neither this Amended Commitment Letter nor the Term Sheet may be changed except pursuant to a writing signed by each of the parties hereto.

         Your obligations under this letter with respect to fees, indemnification, costs and expenses (as set forth herein and/or in the Term Sheet), and confidentiality shall survive the expiration or termination of this letter.

         This letter shall not be assignable by you without the prior written consent of the Agent. The Agent may assign all or any portion of its obligations hereunder to its affiliates. This letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. This letter shall be governed by, and construed in accordance with, the laws of the State of New York.

         In addition to the matters described in this Amended Commitment Letter and the Term Sheet, you agree as follows:

          (i) The Parent Commitment and the Parent Facility (as defined in the Existing Credit Agreement) are reduced to $50,000,000 effective as of the date hereof;

          (ii) The Borrowers agree promptly, upon their execution hereof, to execute documentation acceptable to the Agent and the Lenders that grants the Agent, for the ratable benefit of the Lenders and the Issuing Bank, a first lien on (A) the marketable securities (other than the shares in GS Systems owned by SGLG), government receivables and other personal property collateral described in the Term Sheet (B) the life insurance collateral referred to in the Term Sheet;

          (iii) The provisions in the Term Sheet set forth under the caption "Applicable Margin and Applicable Fee Percentage" and related provisions shall be effective as of April 1, 2000; provided, that, any amounts payable by the Borrowers in excess of that payable pursuant to the terms of the Existing Credit Agreement shall not be payable by the Borrowers until the earlier of (i) a default by any Credit Party under this Amended Commitment Letter, (ii) an Event of Default the Existing Credit Agreement (but only after giving effect to the amendments thereto that are contemplated by this Amended Commitment Letter and Term Sheet) or (iii) the closing of the transactions contemplated by this Amended Commitment Letter and Term Sheet; provided, further, that, upon the earlier of such events all accrued and unpaid such amounts shall be payable by the Borrowers in full;

          (iv) The Borrowers shall immediately, upon their execution hereof, pay
(i) to the Agent, for the pro rata benefit of the Lenders, in consideration of the issuance of the Prior Commitment Letter and this Amended Commitment Letter, the Amendment Fee described in the Term Sheet and (ii) to Emmet, Marvin & Martin, LLP, as counsel to the Agent, all of its accrued and unpaid fees and expenses for the period through July 18, 2000 in connection with its representation of the Agent in transactions involving the Borrowers, including certain accrued and unpaid fees and fees in connection with its preparation and negotiation of the Prior Commitment Letter, a consent letter relating to the transfer of certain assets by Parent and this Amended Commitment Letter and its preparation of initial drafts certain documents in connection with the Prior Commitment Letter and its representation of the Agent in matters subsequent thereto, which fees for the period through July 18, 2000 are approximately $64,050; and

          (v) With respect to the shares of stock in GSE Systems, Inc. owned by SGLG Corp., Parent shall promptly cause such securities to be transferred into its name and promptly upon such transfer execute such documents and take such action that grants the Agent, for the ratable benefit of the Lenders and the Issuing Bank, a first lien on such securities (which transfer and pledge shall in no event occur later than the closing of the transactions contemplated by this Amended Commitment Letter and Term Sheet).

         If you are in agreement with the foregoing, please sign and return to the Agent the enclosed copy of this letter no later than 5:00 P.M., New York time, on July __, 2000. This offer shall terminate at such time unless prior thereto we shall have received duly signed and completed copies of such letters. We look forward to working with you on this transaction.

                                            Very truly yours,

                                            FLEET BANK, NATIONAL ASSOCIATION,
                                            as Agent

                                            By:___________________________
                                               Name: __________________
                                               Title: __________________

Accepted and agreed to as of the date first above written:

GP STRATEGIES CORPORATION


By:________________________________
   Name: Scott Greenberg
   Title: Chief Financial Officer

GENERAL PHYSICS CANADA LTD.


By:________________________________
   Name: Scott Greenberg
   Title:

                                                             EXHIBIT A

                      AMENDED AND RESTATED CREDIT AGREEMENT

                         TERM SHEET OF PROPOSED CHANGES

  [THIS TERM  SHEET  ADDRESSES  PROPOSED  CHANGES  TO THE JUNE 15,  1998  CREDIT
      AGREEMENT (AS AMENDED). IT IS CONTEMPLATED THAT EXCEPT AS INDICATED IN THIS TERM SHEET, THE TERMS AND CONDITIONS PROVIDED IN THE EXISTING CREDIT AGREEMENT WOULD REMAIN UNCHANGED.]


Borrowers:          GP Strategies Corporation ("Strategies") and General Physics
                    Canada Ltd. ("Physics").

Guarantors:         Same as  existing  except GP  Environmental  Services  is no longer a Guarantor since it is no longer a subsidiary.

Administrative
Agent:             Fleet Bank, N.A. (individually, "Fleet").

Revolving Credit
Facility:           Subject to the Borrowing Base  limitations  herein provided, the  maximum  amount at any time  outstanding  ("Maximum  RC
                    Commitment")   under  the  Revolving  Credit  Facility  (the
                    "Revolving Facility") shall be reduced to $50,000,000. The reduced facility amount shall be allocated to each Lender according to their existing commitment percentages. All advances will be made by the Lenders ratably in proportion to their respective existing commitment percentages.

Applicable Margin
and Applicable Fee
Percentage:         The Applicable  Margin and  Applicable Fee Percentage  shall each be replaced,  subject to adjustment only as hereinbelow provided  (or as  required  to be adjusted in the case of an
                    Event of Default),  with the percentage 2.75% in the case of the  Applicable  Margin for  Revolving  Facility  Eurodollar
                    Advances,  1.25% in the case of the  Applicable  Margin  for
                    Revolving  Facility ABR  Advances,  2.75% in the case of the
                    Applicable Percentage for standby letters of credit and .50%
                    in the case of the Applicable  Percentage for the commitment fee. The interest rate  applicable to term loan ABR Advances shall be 1.25% per annum above the  Alternate  Base Rate and
                    the  interest  rate   applicable  to  term  loan  Eurodollar
                    Advances shall be 2.75% above the Eurodollar Rate. The interest rate applicable to the term loans shall not be subject to further adjustment other than in the case of an Event of Default.

                    If at the end of any fiscal quarter there is not Minimum Excess Availability, each of the rates set forth above for the Revolving Facility applicable to loans and standby letters of credit shall immediately increase, on a cumulative basis, by .25% from the rate that was theretofore in effect, provided, that, if at the end of any subsequent fiscal quarter there is such Minimum Excess Availability, each of such interest rates applicable to loans and standby letters of credit for the Revolving

                    Facility shall immediately decrease to the initial rates and margins provided in the immediately prior paragraph, subject to further increase (in the manner heretofore provided) at the end of each fiscal quarter thereafter if there is not maintained Minimum Excess Availability.

                    To the extent that there is Prompt Compliance, each of the foregoing interest rates for the Revolving Facility applicable to loans and standby letters of credit shall decrease by .25%, which rates shall be maintained as long as there remains Minimum Excess Availability (when and as required); provided, that, if at any time Minimum Excess Availability is not so maintained, each of such interest rates shall be immediately increased to 3.00% per annum, subject to further increase or decrease, as the case may be, in the manner hereinabove provided, at the end of each fiscal quarter thereafter as a result of adjustments due to the Minimum Excess Availability requirements.

Amendment Fee:      25% of each Lender's reduced  commitment amount plus .25% of each Lender's outstanding term loans, which fee is to be paid contemporaneously with the Borrowers' acceptance of the Amended Commitment Letter to which this Term Sheet is attached.

Security:           Collateral  will not change  except there will be no lien on any assets of the Hydro Med division and (i)  Assignments of
                    Government Contracts will be fully perfected and formalized,
                    (ii) a first priority perfected security interest granted to
                    Fleet, as agent for the ratable  benefit of the Lenders,  in all securities owned by Strategies  and/or its subsidiaries,
                    (iii) a first  mortgage in favor of Fleet,  as agent for the ratable  benefit  of  the  Lenders,  in the  following  real
                    property  (collectively  the  "Real  Property"):   all  real
                    property owned by MXL Industries, Inc. and all real property
                    owned   by  the   Parent's   other   direct   and   indirect
                    subsidiaries'  to  secure  the  existing  guarantee  of  MXL
                    Industries, Inc and such subsidiaries, which mortgages shall be immediately  recorded except for the mortgage  granted by
                    MXL Industries, Inc which shall not be recorded unless, with respect to each such property,  either a contract for a sale of such property or a sale/leaseback of such property is not executed on or before August 31, 2000 or the closing of such sale  or  sale/leaseback  is not  consummated  on or  before
                    September 30, 2000, (iv) a first priority perfected security interest  granted to Fleet, as agent for the ratable benefit of the Lenders, in all personal property and fixtures of the
                    Parent and each Subsidiary  Guarantor,  (v) a first priority assignment  and  lien  on  all of  the  registered  patents,
                    copyrights   and   trademarks  of   Strategies   and/or  its
                    Subsidiaries and (vi) at the option of Strategies (A) a first priority collateral assignment of the aggregate cash surrender value (as of the date hereof, approximately
                    $400,000) of two life insurance policies in the aggregate amount of $4,000,000 on the life of Jerry Feldman (the
                    "Insurance Policy"), or (B) a first priority perfected security interest in all the proceeds received upon the surrender of the Insurance Policy.

Appraisals:         The Agent or its designee  shall be  authorized to obtain an appraisal,  at  the  Borrowers'  expense,  of all  the  Real
                    Property, except that with respect to the Real Property owned by MXL Industries, Inc. such an appraisal shall only be obtained if either of the conditions for recording such mortgage have occurred.

Reporting
Requirements:       Separate monthly internally prepared financial statements of
                    Strategies,  General Physics  Corporation  (United  States),
                    General Physics Canada Ltd and General  Physics  Corporation
                    (UK) Limited and a monthly detailed aging and Borrowing Base certificate for all accounts included in the Borrowing Base in a format satisfactory to the Agent.

                    A monthly report in a format satisfactory to the Agent comparing Strategies (on a consolidated and consolidating basis) actual results against its projections, both for the immediately preceding month and year to date.

Borrowing Base:     The  aggregate   exposure  (loans  and  letters  of  credit)
                    outstanding under the Revolving Facility shall not exceed the lesser of (i) the Maximum RC Commitment (as reduced) or
                    (ii) the Borrowing Base, as then in effect.

Additional
Acquisitions:       Availability  for further  acquisitions  will  henceforth be prohibited.

Mandatory Prepayment
Due to Exceeding
Limitations:        If at any time the aggregate amount of outstanding loans and
                    Letters of Credit under the Revolving Facility exceeds (i) the Maximum Commitment (as reduced) or (ii) the Borrowing
                    Base, within five days of the first day there exists such excess Strategies shall prepay the outstanding loans in an amount sufficient to eliminate such excess (or deposit cash collateral for Letters of Credit if there remains such excess and all such loans outstanding have been prepaid).

Mandatory Prepayment
and Overadvance
Reduction from
Certain Sales: As long as the Overadvance Amount is greater than zero, with respect to each Asset Sale, the Required Reduction Amount will each be applied to immediately reduce the Overadvance Amount (and henceforth availability) as herein provided and to the extent that after reducing such Overadvance Amount outstanding extensions of credit exceed the Borrowing Base, mandatory prepayment of the Revolving Facility shall be required.

                    At any time the Overadvance Amount is reduced to zero, with respect to each Asset Sale, the Required Reduction Amount shall at the option of Strategies, be (i) held as cash collateral for the Revolver Facility and the term loans (but excluded from the Borrowing Base), or (ii) applied against the outstanding balance of the term loans until the terms loans have been paid in full, at which time all remaining Required Reduction Amounts shall be held as cash collateral for the Revolver Facility.

                    No Asset Sale shall be permitted unless, in addition to other conditions typically provided in credit agreements restricting the sale of assets, the Borrowers shall have demonstrated pro forma compliance with the Borrowing Base after giving effect to such Asset Sale.

Financial
Covenants:

                    Unless otherwise indicated, all covenants are applicable to Strategies on a consolidated basis.

                    a.) Total Funded Debt to EBITDA - covenant will be deleted

                    b.) Minimum Net Worth - 95% of Strategies Consolidated Net Worth as at June 30, 2000 (assuming a maximum of $36,000,000 of adjustments and losses from the IT Business is taken in full on or before June 30, 2000, presently estimated at $67,950,000) (95% of such June 30, 2000 consolidated Net Worth is referred to herein as the "Beginning Net Worth
                    Amount"), and as the last day of each fiscal quarter thereafter, the greater of (A) the Minimum Net Worth Amount for such fiscal quarter and (B) the sum of the Beginning Net Worth Amount, plus (i) 80% of the Strategies' Consolidated Net Income for each fiscal quarter commencing September 30, 2000, plus (ii) 80% of the Net Cash Proceeds (on a cumulative basis) resulting from any equity issuance by Strategies or any of its subsidiaries, and then minus (iii) any IT Adjustment occurring after June 30, 2000.

                    c.) Minimum Fixed Charge Coverage Ratio - (Quarterly test) - as to the fiscal quarters ending on the dates set forth below, a proportion not less than that set forth opposite such quarter:

                      Quarter                    Ratio

                    June 30, 2000                         > 1.15 to 1.00
                                                          -
                    September 30, 2000                    > 1.40 to 1.00
                                                          -
                    December 31, 2000                     > 1.65 to 1.00
                                                          --
                    March 31, 2001 and thereafter         > 1.75 to 1.00
                                                          --

                    d.) Maximum Capital Expenditure Limit - (no change)

                    e.) Minimum EBITDA - with respect to the fiscal quarters ending on the dates set forth below, an amount not less than the amount set forth opposite such quarter:

                    Quarter                               Amount

                    June 30, 2000                         $2,895,300
                    September 30, 2000                    $3,563,200
                    December 31, 2000                     $4,258,300
                    March 31, 2001 and thereafter         $4,500,000
                    f.) Total Consolidated Liabilities to the sum of Tangible Net Worth plus Subordinated Debt - as to the fiscal quarters ending on the dates set forth below, a proportion not greater than that set forth opposite such quarter:

                    Quarter                               Ratio

                    June 30, 2000                         5.50 to 1.00*
                    September 30, 2000                    6.15 to 1.00
                    December 31, 2000                     5.50 to 1.00
                    March 31, 2001 and thereafter         5.00 to 1.00

                    (*for purposes of the June 30, 2000 calculation, it shall be assumed that all Subordinated Debt that is outstanding as at the date hereof was outstanding as at June 30, 2000)

Hydro Med Issues:   Parent shall at all times own shares in Hydro Med  Sciences,
                    Inc. that either (A) constitute not less than 51% of the issued and outstanding stock of Hydro Med, Inc. or (B) have a fair market value of not less than $17,500,000.

                    It shall be an additional Event of Default under the Credit Agreement if Hydro Med Sciences, Inc. incurs or permits to exist (i) any indebtedness for borrowed money, excluding trade payables and purchase money indebtedness incurred in connection with capitalized leases in an aggregate amount not in excess of $500,000 or (ii) any lien or encumbrance on any of its assets (other than liens securing the purchase money indebtedness permitted by (i) above).

Loans and Advances: Section  8.5 of  the  existing  Credit  Agreement  shall  be revised to, among other things, prohibit any further loans or advances to employees, except additional loans to employees that are not officers of any Credit Party not in excess of $250,000 with respect to all such loans in the aggregate. Loans or advances under the existing basket for cashless Option Loans (as defined in the amendments to the existing Credit Agreement) shall remain.

Fees and  Expenses: The  Borrowers  shall pay all the fees and  expenses  of the
                    Bank, including without limitation fees related to an examination of the Borrowers' books and records, filing, search and recording fees and the fees and expenses of, Emmet, Marvin & Martin, LLP, counsel to the Agent.

Definitions

Definitions will be supplemented and more fully provided in the Amendment to the Credit Agreement, but generally will incorporate the following:

Accounts: Those accounts receivable arising out of the sale or lease of goods or the rendition of services by Strategies, Physics MXL Industries, Inc. or General Physics Corporation (UK) Limited.

Accounts Receivable Borrowing Base: 80% of Eligible Accounts of from time to time outstanding, plus the lesser of $3,500,000 or 80% of the Eligible Foreign Accounts of Strategies, Physics, MXL Industries, Inc. and General Physics Corporation (UK) Limited from time to time outstanding.

Asset Sales: In addition to those currently applicable under the existing Credit Agreement (i) sales of property and assets of a Borrower or any of its subsidiaries (excluding sales of inventory in the ordinary course of business),
(ii) any and all equity offering(s) of any Borrower, Guarantor, or any of their respective subsidiaries, and (iii) the sale of any investment securities owned by any Borrower or its subsidiaries with a fair market value in excess of $100,000 with respect to all such sales in the aggregate.

Availability: At any time of determination, the difference between the Borrowing Base at such time and the aggregate amount of the total outstanding exposure (loans and letters of credit) under the Revolving Facility at such time.

Borrowing Base: (i) Accounts Receivable Borrowing Base; plus (ii) the Marketable Securities Borrowing Base; plus (iii) the

Overadvance Amount (as reduced from time to time).

EBITDA: EBITDA shall be amended to be calculated prior to any IT Adjustment (but solely up to the maximum $36,000,000 provided in the definition of IT Adjustment, it being expressly agreed that amounts in excess of such $36,000,000 (whether cash and/or non-cash) shall be included in the calculation of EBITDA). Only cash gains from the sale of marketable securities may be included and, with respect to the EBITDA calculation for any fiscal quarter in any calendar year, the amount of cash gains from the sale of marketable securities that may be included in the calculation of EBITDA shall not exceed an amount that, when added to the amount of cash gains from the sale of marketable securities for all other fiscal quarters in such calendar year (even if prior to the date hereof), exceeds $3,000,000.

Eligible Accounts: Accounts (i) which result from services rendered, (ii) which are General Eligible Accounts, (iii) which are owed by account debtors located within the United States of America, (iv) which are due and payable within 90 days from the original date of invoice, except with respect to Government Assigned Receivables which shall be due and payable within 120 days from the original date of invoice and (v) which do not remain unpaid for more than 30 days past the due date stated in the original invoice.

Eligible Foreign Accounts: Accounts (i) which are owed by account debtors located outside of the United States of America, (ii) which are General Eligible Accounts, (iii) which are due and payable within 90 days from the original date of invoice and (iv) which do not remain unpaid for more than 30 days past the due date stated in the original invoice.

Eligible Securities Collateral: The following types of marketable securities that are subject to a first priority perfected security interest in favor of the Agent for the benefit of the Lenders and for which there can be obtained a publicly quoted fair market value: U.S. Treasury Obligations; Municipal Bonds; stocks and bonds listed on the New York Stock Exchange; stocks and bonds listed on NASDAQ; and over the counter listed stocks and bonds; provided, however, that
(a) no bond shall come within this definition of "Eligible Securities Collateral" unless it is of investment grade; which shall mean such bond has a BBB or better rating from Standard and Poors Corporation or a BAA or better rating from Moody's Investment Services, Inc.; and (b) no stock shall come within this definition of "Eligible Securities Collateral" (i) unless it is publicly traded and has a publicly reported fair market value; (ii) if it is stock of a financial institution or stock of a securities firm (the determination of whether the applicable stock is stock of a financial institution or a securities firm shall be in the sole discretion of the Bank) and (iii) if all or any part of a Loan was made for the purpose of "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect.

Fixed Charge Coverage Ratio:: as of the last day of any fiscal quarter, the ratio of (a) Consolidated EBITDA for such fiscal quarter to (b) Consolidated Fixed Charges plus Capital Expenditures, for such fiscal quarter.

General Eligible Accounts: Accounts that have been validly assigned to Fleet as Agent and in which Fleet, as Agent, has a first priority perfected security interest and otherwise comply with all of the terms, conditions, warranties and representations made to Fleet and the Lenders, but General Eligible Accounts shall not include the following: (a) Accounts with respect to which the account debtor is an officer, director, employee, or agent of Strategies or an affiliate of Strategies; (b) Accounts with respect to which the sale is on an installment sale, lease or other extended payment basis (c) all Accounts owing by any account debtor if fifty percent (50%) or more of the Accounts due from such account debtor are deemed not to be General Eligible Accounts hereunder; (d) Accounts with respect to which the account debtor is a subsidiary of, affiliate of, or has common officers or directors with Strategies; (e) Accounts with respect to which Fleet, as Agent, does not for any reason have a perfected first priority lien; (f) Accounts with respect to which Strategies is or may become liable to the account debtor for goods sold or services rendered by the account debtor to Strategies, to the extent of Strategies' existing or potential liability to such account debtor; (g) Accounts with respect to which the account debtor has disputed any liability, or the account debtor has made any claim with respect to any other Account due to Strategies, or the Account is otherwise subject to any right of setoff, deduction, breach of warranty or other defense, dispute or counterclaim by the account debtor; (h) that portion of the Accounts owed by any single account Debtor which exceeds twenty five percent (25%) of all of the Accounts; (i) that portion of any Accounts representing late fees, service charges or interest, but only to the extent of such portion; (j) Accounts of an account debtor where the account debtor is located in Minnesota or New Jersey unless the payee with respect to such account (1) with respect to such state, has received a Certificate of Authority to do business and is in good standing in such state, or (2) has filed a Notice of Business Activities Report with the applicable state authority in such state, as applicable, for the then current year; (k) Accounts owed by any account debtor which is insolvent or is the subject of an insolvency proceeding; (l) that portion or any Accounts represented by contract rights, documents, instruments, chattel paper or general intangibles; (m) any and all Accounts of an account debtor whose creditworthiness is not satisfactory to Fleet in its sole credit judgment based on information available to Fleet; (n) Accounts that have been billed but are not yet earned and (o) Accounts with respect to which the account debtor is a federal, state, local or foreign governmental authority unless such Accounts are Government Assigned Receivables. References to percentages of all Accounts are based on dollar amount of Accounts, and not number of Accounts.

Government Assigned Receivables: Accounts where the account debtor is the United States of America or any department, agency or instrumentality of the Untied States and for which Strategies, Physics, MXL Industries, Inc. and General Physics Corporation (UK) Limited, as the case may be, has complied with the Assignment of Claims Act of 1940, as amended (31 U.S.C. Section 203 et seq.).

IT Adjustment: Up to a maximum of $36,000,000 on account of reserves, charges, asset write-offs, closure costs, ongoing operating losses and other costs and expenses of Strategies for the fiscal quarter ending June 30, 2000 or any fiscal period thereafter with respect to its sale or closure of the IT Business; provided, that, such $36,000,000 limitation shall apply to all such reserves, charges, asset write-offs, closure costs, ongoing operating losses and other costs and expenses in the aggregate; provided further, that, during the twelve month period from March 31, 2000 through and including March 31, 2001, of such $36,000,000 not more than $8,500,000 shall be in cash (the fact that some portion of the IT Adjustment is permitted to be a cash expense, however, shall not be deemed a waiver or amendment of any other covenant that may be breached as a result of such expense).

IT Business: The Borrowers' open enrollment information technology training business operations in Canada and the United Kingdom.

Loan Value: Shall apply to only Eligible Securities Collateral, shall be determined based on the publicly quoted fair market value of Eligible Securities Collateral at the time of determination thereof and shall mean the percentages indicated below for the applicable Eligible Securities Collateral based on such publicly quoted fair market value:

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         Type Of Security                                         Loan Value

Cash and Cash Equivalents                                           100%
U.S. Treasury Obligations with maturities of less than 1 year        95%
U.S. Treasury Obligations with maturities of 1 year or more          90%
Municipal Bonds                                                      80%
A1/P1 Commercial Paper                                               80%
Bonds listed on the New York Stock Exchange                          70%
Bonds listed on the American Stock Exchange                          70%
Publicly Traded Stocks                                               50%

Marketable Securities Borrowing Base: The Loan Value of Eligible Securities Collateral.

Maximum Overadvance Amount: During the Periods set forth below, the amount set forth below opposite such period:

   Period                                                      Amount

   Date hereof through August 30, 2000                     $  8,000,000
   August 31, 2000 through September 29, 2000              $  7,500,000
   September 30, 2000 through October 30, 2000             $  7,000,000
   October 31, 2000 through November 29, 2000              $  6,500,000
   November 30, 2000 through December 30, 2000             $  6,000,000
   December 31, 2000 through January 30, 2001              $  4,500,000
   January 31, 2001 through February 27, 2001              $  3,500,000
   February 28, 2001 through March 30, 2001                $  1,500,000
   March 31, 2001 and at all times thereafter


Minimum Excess Availability: As at the last day of each fiscal quarter of Strategies, Availability in an amount equal to the lesser of $3,000,000 or the Overadvance Amount (as such Overadvance Amount is reduced from time to time).

Minimum Net Worth Amount: As at (i) June 30, 2000, $70,728,000, (ii) September 30, 2000, $70,000,000 and (iii) December 31, 2000 and the last day of each fiscal quarter thereafter, $71,000,000 plus (A) 80% of the Strategies' Consolidated Net Income for each fiscal quarter commencing December 31, 2000 plus (B) 80% of the Net Cash Proceeds (on a cumulative basis) resulting from any equity issuance by Strategies or any of its subsidiaries.

Overadvance Amount: The "Overadvance Amount" shall equal the amount advanced in excess of the Accounts Receivable Borrowing Base and the Marketable Securities Borrowing Base which shall in no event exceed the lesser of (i) $8,000,000 minus the aggregate Required Reduction Amounts with respect to all Asset Sales on a cumulative basis for the period from the date hereof through the date of computation and (ii) the Maximum Overadvance Amount for the date of computation. The Overadvance Amount shall be automatically reduced at the end of each month and at the time of each Asset Sale.

[THE $8,000,000 BEGINNING OVERADVANCE AMOUNT IS PRESENTLY AN ESTIMATE AND MAY BE REVISED UPON RECEIPT OF MORE CURRENT BORROWING BASE INFORMATION FROM STRATEGIES AND ITS SUBSIDIARIES.]

Prompt Compliance: If at September 30, 2000 no Default or Event of Default then exists and Strategies has maintained Minimum Excess Availability as of September 30, 2000 and December 31, 2000.

Required Reduction Amount: With respect to Asset Sales of assets sold that were not included in the Borrowing Base, 75% of the Net Cash Proceeds (as defined in the existing credit agreement), and with respect to Asset Sales of assets sold that were included in the Borrowing Base, the amount equal to an amount that when added to the amount of the reduction in the Borrowing Base (as a result of the sold assets no longer being included in the Borrowing Base) equals 75% of the total Net Cash Proceeds (as defined in the existing credit agreement) (for the avoidance of doubt, the Required Reduction Amount is determined in accordance with the following formula: x + reduction in Borrowing Base = (.75)(Net Cash Proceeds)); provided, that, if same would result in a negative number the Required Reduction Amount shall be deemed zero.

Total Consolidated Liabilities:  Defined and determined in accordance with GAAP.

Tangible Net Worth: Consolidated Net Worth as defined in the existing Credit Agreement minus deferred charges, intangibles and treasury stock, all determined in accordance with GAAP and at any time the IT Adjustment is less than $36,000,000, minus the difference between $36,000,000 and the aggregate amount of the IT Adjustments occurring prior to the time of calculation.